Aleritas Capital Updates Operating Initiatives

OVERLAND PARK, Kan., September 8, 2008 -- Aleritas Capital Corp. announced that the transition of the company from a high growth business model to a no growth business model is nearing completion.

The Company announced that most servicing for off balance sheet securitizations was transferred last week to an independent third party specializing in loan servicing. Servicing for most off balance sheet loan participations is scheduled to be transferred this week. As a result, on August 29, Aleritas reduced its personnel by an additional 4 employees.

The continuing difficult credit environment has resulted in Aleritas originating very few loans in recent months. As a result, Aleritas has become a no growth business, and has transitioned to a "caretaker" of its existing loan portfolio, as the portfolio shrinks or self liquidates through payments received from borrowers. Accordingly, the remaining 17 Aleritas employees are focused on working with borrowers to help ensure loan quality and working with lenders to help facilitate communication with lenders as loans are repaid over time.

As of June 30, 2008, Aleritas shareholders had equity balances totaling approximately $90,000,000. In today's nervous credit market, the company's management believes a "caretaker" business model provides better value for shareholders and more assurance to creditors. Accordingly, shareholders' returns are anticipated to come from future cash flows remaining after the payment of lenders, representing the return of equity generated from self liquidation of assets.

As the transition from a growth to caretaker business model nears completion, the temporary management team installed by the company's largest shareholder has resigned and a new interim CEO has been hired by Aleritas. Effective today, Michael Silverman of Silverman Consulting is interim CEO of Aleritas. Silverman, a turnaround and management consultant, is the founder of Silverman Consulting, a Chicago based consulting firm. Silverman will remain the principal of Silverman Consulting and will draw on the extensive experience of the firm in developing strategies and solutions for the company. As interim CEO, Silverman, a 30 year turn around veteran, will be personally involved in operations of the Company. Michael Lowry and Anita Larson will continue with the company reporting to Silverman.

About the Company... Aleritas Capital is a specialty finance company which focuses primarily on loans to insurance agencies and insurance-related businesses.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that borrower receipts will be sufficient to cover business expenses and payments due lenders, uncertainties associated with acceptance of its business model and plans as well as demand for the Company's products and services, the ability to negotiate acceptable terms and conditions with lenders, the ability to implement business plans and strategies, changes in management, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company's business is provided in the Company's reports and registration statements, which are available from the Company without charge at www.aleritascapital.com or at www.sec.gov.

Media Inquiries:

Aleritas Capital Corp.

Jeff Wallace

913-323-9214

jeff.wallace@aleritascapital.com